UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 29, 2013

CAMBRIDGE HOLDINGS, LTD.
(Exact name of Registrant as specified in its charter)

Colorado	0-12962	84-0826695
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4550 Cherry Creek South Drive, #1703 Denver, Colorado	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(303) 722-4008

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors and Executive Officers

On August 2, 2013, Greg Pusey, Scott Menefee, and Jeffrey McGonegal submitted their resignations as directors of Cambridge Holdings, LTD., (the “Company”). In the case of Greg Pusey and Jeffrey McGonegal the resignations also included resigning as executive officers of the Company. Such resignations were tendered and accepted in connection with and as a result a decision to liquidate and wrap-up the Company’s business and operations.  Scott Menefee was an independent director. Mr. Pusey and Mr. McGonegal have agreed to oversee the liquidation and wrap-up process.

None of such individuals resigned because of any disagreements with the management or direction of the Company.

Item 8.01.  Other Events.

On July 29, 2013, the Board of Directors of Cambridge Holdings, LTD., (the “Company”) voted to complete the liquidation of the Company and cease its operations and terminate its activities.  The Company is insolvent with substantial liabilities consisting primarily of notes payable and accrued interest continuing to accrue additional interest with no prospects for settlement or repayment.   The Company cannot sustain even its very limited required operations.  This decision was made following an extended period of attempting identify a possible merger partner or acquirer. During this extended period, its limited remaining assets were depleted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cambridge Holdings, Ltd. (Registrant)

August 2, 2013	By:	/s/ Jeffrey G. McGonegal
	Name:	Jeffrey G. McGonegal
	Title:	Senior Vice President-Finance and Chief Financial Officer